Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EMERALD EXPOSITIONS EVENTS, INC.

Emerald Expositions Events, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

(a) The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 26, 2013 (the “Original Certificate of Incorporation”) under the name Expo Event Holdco, Inc.; amended and restated the Original Certificate of Incorporation on June 13, 2013 (the “Amended and Restated Certificate of Incorporation”); and further amended the Amended and Restated Certificate of Incorporation on each of March 27, 2014, March 29, 2017 and April 10, 2017 (as amended to date, the “Previous Certificate of Incorporation”).

(b) The board of directors of the Corporation (the “Board of Directors”) has adopted resolutions proposing to amend and restate the Previous Certificate of Incorporation in its entirety, and the stockholders of the Corporation have duly approved the amendment and restatement.

(c) Pursuant to Sections 242 and 245 of the Delaware General Corporation Law (as it may be amended from time to time, the “DGCL”), this Amended and Restated Certificate of Incorporation (this “Certificate”) amends and restates the Previous Certificate of Incorporation to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is Emerald Expositions Events, Inc.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 2711  Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The  name of the registered agent of the Corporation at that address is Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV.

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 880,000,000 shares, which shall be divided into two classes as follows:

(i) 800,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

(ii) 80,000,000 shares of undesignated preferred stock, par value $0.01 per share (“Preferred Stock”), which may be issued in one or more series as hereinafter provided.

B. The Board of Directors, or an authorized committee thereof, is authorized subject to any  limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more  series, and by filing a certificate pursuant to the applicable law of the State of Delaware (each such  certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to  time the number of shares to be included in each such series, and to fix the designation, powers,  preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions  thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not  below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority  of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to  vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of  any such holders is required pursuant to the terms of any Preferred Stock Designation. Any shares of  Preferred Stock which are redeemed, repurchased or otherwise acquired by the Corporation may be  reissued, except as provided by applicable law.

C. Each holder of record of Common Stock, as such, shall have one vote for each share of  Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters  on which stockholders are entitled to vote generally; provided, however, that except as otherwise required  by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be  entitled to vote on, any amendment to this Certificate (including any Preferred Stock Designation) that  relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such  affected series of Preferred Stock are entitled, either separately or together with the holders of one or  more other such series, to vote thereon pursuant to law or this Certificate (including any Preferred Stock  Designation). For the avoidance of doubt, to the fullest extent permitted by law, holders of Common  Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, the initial  adoption of any Preferred Stock Designation.

D. Except as otherwise required by law or this Certificate, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, together as single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of stockholders generally.

E. Except as otherwise required by applicable law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Preferred Stock Designation).

F. Subject to law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for such purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

G. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

H. The number of authorized shares of Common Stock or Preferred Stock may be increased or  decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the  holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation  entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate (including any Preferred Stock Designation).

ARTICLE V.

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by law or in this Certificate or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

C. Prior to the first such time (the “Trigger Date”) that the Onex Group (as defined below)  ceases to beneficially own more than fifty percent (50%) of the then-outstanding shares of Common  Stock, subject to the rights of the holders of any series of Preferred Stock, any action required or  permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken  without a meeting, without prior notice and without a vote of stockholders of the Corporation, if a consent  or consents in writing, setting forth the action so taken, are: (i) signed by the holders of outstanding shares  of capital stock of the Corporation having not less than the minimum number of votes that would be  necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were  present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (ii)  delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal  place of business, or an officer or agent of the Corporation having custody of the books in which  proceedings of meetings of the stockholders of the Corporation are recorded within 60 days of the earliest  dated consent so delivered to the Corporation. From and after the Trigger Date, any action required or  permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken  only upon the vote of the stockholders of the Corporation at an annual or special meeting duly called and  may not be taken by written consent of the stockholders of the Corporation. The bylaws of the  Corporation may establish procedures regulating the submission by stockholders of the Corporation of  nominations and proposals for consideration at meetings of stockholders of the Corporation. For purposes  of this Certificate, the term “Onex Group” shall mean Onex Corporation and its affiliates (other than the  Corporation) including funds managed by an affiliate of Onex Partners Manager LP and/or Onex  Corporation, as appropriate.

D. Subject to the rights of the holders of any series of Preferred Stock and applicable law, a  special meeting of the stockholders of the Corporation for any purpose or purposes may be called at any  time only by or at the direction of the Board of Directors pursuant to a resolution of the Board of  Directors adopted by a majority of the total number of directors then in office; provided that, until the  Trigger Date, a special meeting of the stockholders of the Corporation may also be called by the Secretary  of the Corporation at the request of the holders of a majority of the voting power of the outstanding shares  of capital stock of the Corporation. Except as otherwise required by law, the business conducted at a  special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in  the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive  authority to determine the business included in such notice. From and after the Trigger Date, the  stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation.

E. An annual meeting of stockholders of the Corporation, for the election of directors to succeed  those whose terms expire and for the transaction of such other business as may properly come before the  meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

ARTICLE VI.

A. Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect  additional directors under specified circumstances, the number of authorized directors shall be fixed from  time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the  total number of directors then in office. The directors of the Corporation, other than any directors elected  by the holders of shares of any series of Preferred Stock provided for or fixed pursuant to the provisions  of Part B of Article IV hereof (the “Preferred Stock Directors”), shall be classified with respect to the  time for which they severally hold office into three classes, as nearly equal in number as possible,  designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at  the first annual meeting of the stockholders of the Corporation following the consummation of the initial  public offering of the Common Stock (the “IPO”), the initial Class II directors shall serve for a term  expiring at the second annual meeting of the stockholders of the Corporation following the IPO and the  initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders of the  Corporation following the IPO, with directors of each class to hold office until their successors are duly  elected and qualified; provided that the term of each director shall continue until the election and  qualification of a successor and be subject to such director’s earlier death, resignation or removal. At each  annual meeting of stockholders of the Corporation beginning with the first annual meeting of  stockholders of the Corporation following the IPO, subject to any rights of the holders of shares of any  series of Preferred Stock then outstanding, the successors of the class of directors whose term expires at  that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders of  the Corporation held in the third year following the year of their election; provided, further, that the term  of each director shall continue until the election and qualification of a successor and be subject to such  director’s earlier death, resignation or removal. In the case of any increase or decrease, from time to time,  in the authorized number of directors of the Corporation (other than Preferred Stock Directors), the  number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the  number of directors shall shorten the term of any incumbent director. The Board of Directors is  authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. A majority of the total number of directors then in office shall constitute a quorum for all purposes at any meeting of the Board of Directors, and, except as otherwise expressly required by law or in this Certificate, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly  created directorships resulting from any increase in the authorized number of directors or any vacancies in  the Board of Directors resulting from death, resignation, disqualification, removal from office or other  cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by  a majority vote of the directors then in office, though less than a quorum (and not by stockholders of the  Corporation), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders  of the Corporation at which the term of office of the class to which they have been chosen expires, with  each director to hold office until his or her successor shall have been duly elected and qualified.  No  decrease in the authorized number of directors shall shorten the term of any incumbent director.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders of the Corporation before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any  director, or the entire Board of Directors, may be removed from office at any time, with or without cause,  by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of  capital stock of the Corporation entitled to vote thereon, voting together as a single class; provided,  however, that from and after the Trigger Date, such removal shall only be for cause and by the affirmative  vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the  outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single  class.

ARTICLE VII.

The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the  Corporation.  Any adoption, amendment or repeal of the bylaws of the Corporation by the Board of  Directors shall require the approval of a majority of the total number of directors then in office.  The  stockholders of the Corporation shall also have power to adopt, amend or repeal the bylaws of the  Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or in this Certificate, at any time after the Trigger Date, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the  outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

ARTICLE VIII.

A. The Corporation shall, through its bylaws or otherwise, indemnify and advance expenses to the fullest extent permitted under the DGCL, as it now exists or as amended from time to time, to any person who is or was a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

B. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be  personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty  as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or  its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a  knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the  director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action  further eliminating or limiting the personal liability of directors, then the liability of a director of the  Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of  Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the  State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for  the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or its  stockholders, (iii) any action asserting a claim against the Corporation, or its directors, officers or other employees, arising pursuant to any provision of the DGCL, this Certificate or the bylaws of the  Corporation, or (iv) any action asserting a claim against the Corporation, or its directors, officers,  stockholders or other employees, governed by the internal affairs doctrine. Any person or entity  purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be  deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate  in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders  of the Corporation are granted subject to this reservation; provided, however, that, notwithstanding any  other provision of this Certificate or any provision of law that might otherwise permit a lesser vote or no  vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation  required by law or in this Certificate, from and after the Trigger Date, the affirmative vote of the holders  of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of  capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal this Article  X, Article III, Parts C or D of Article V, Parts A, C or E of Article VI, Article VIII, Article XI or Article  XII.

ARTICLE XI.

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its  subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business  opportunity, transaction or other matter in which the Onex Group, any officer, director, partner or  employee of any entity comprising the Onex Group, and any portfolio company in which such entities or  persons have an equity interest (other than the Corporation and its subsidiaries) (each, a “Specified  Party”) participates or desires or seeks to participate even if the opportunity is one that the Corporation or  its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if  granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer  such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall  not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or  other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such  Specified Party pursues or acquires such business opportunity, directs such business opportunity to  another person or fails to present such business opportunity, or information regarding such business  opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, the Corporation, on  behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its  subsidiaries may have in any business opportunity, transaction or other matter that is offered in writing  solely to (1) a director or officer of the Corporation or its subsidiaries who is not also a Specified Party, or  (2) a Specified Party who is a director, officer or employee of the Corporation and who is offered such opportunity solely in his or her capacity as a director, officer or employee of the Corporation.

Any person purchasing or otherwise acquiring any interest in any shares of stock of the  Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

Neither the alteration, amendment or repeal of this Article XI nor the adoption of any provision of  this Certificate inconsistent with this Article XI nor, to the fullest extent permitted by the laws of the State  of Delaware, any modification of law, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification.

This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate, the Corporation’s bylaws or applicable law.

ARTICLE XII.

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XIII.

A. If any provision or provisions of this Certificate shall be held to be invalid, illegal or  unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and  enforceability of such provisions in any other circumstance and of the remaining provisions of this  Certificate (including each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

B. For purposes of this Certificate, unless the context otherwise requires, (i) references to “Articles” and “Parts” refer to articles and parts of this Certificate and (ii) the term “include,” “includes” or “including” means includes or including, without limitation.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate, which restates and integrates and further amends the provisions of the Amended and Certificate of Incorporation of the Corporation and which has been duly adopted in accordance with Sections, 242 and 245 of the DGCL, has been executed by its duly authorized officer this 27th day of April, 2017.

EMERALD EXPOSITIONS EVENTS, INC.

By:	/s/ David Gosling
	Name:	David Gosling
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Amended and Restated Certificate of Incorporation]